UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CyberOptics Corporation

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CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 15, 2006

To the Shareholders of
CYBEROPTICS CORPORATION:

        The Annual Meeting of Shareholders of CyberOptics Corporation will be held on Monday, May 15, 2006, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, 15th Floor, Minneapolis, Minnesota at 3:00 p.m. for the following purposes:

1)	To elect six directors;

2)	To consider an amendment to increase the number of shares of common stock reserved for issuance under the 1992 Employee Stock Purchase Plan by 100,000;

3)	To consider an amendment to increase the number of shares of common stock reserved for issuance under the Stock Option Plan for Non-employee Directors by 75,000; and

4)	To consider such other matters as may properly come before the meeting or any adjournments thereof.

        Only holders of record of Common Stock at the close of business on March 31, 2006, will be entitled to receive notice of and to vote at the meeting. Shareholders who do not expect to attend the meeting in person are urged to fill in, date, sign and promptly return the proxy in the enclosed envelope, or, for registered shareholders, promptly return your proxy online at http://www.eproxy.com/cybe, as described more completely on the enclosed proxy card. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors

Thomas Martin
Secretary

Minneapolis, Minnesota
April 5, 2006

IMPORTANT – PLEASE MAIL YOUR PROXY PROMPTLY
In order that there may be a proper representation at the meeting, you are urged, whether you own one share or many, to promptly complete, sign and mail your proxy, or to return it electronically at the website set up for this purpose.

CYBEROPTICS CORPORATION
5900 Golden Hills Drive
Minneapolis, MN 55416

PROXY STATEMENT

Annual Meeting of Shareholders to be held
on May 15, 2006

        We have prepared this proxy statement on behalf of our Board of Directors for use in soliciting proxies for our Annual Meeting of Shareholders to be held Monday, May 15, 2006. The annual meeting will be held on the 15th floor of the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota at 3:00 p.m. We will bear the cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting of Shareholders and this Proxy Statement. We have not retained a proxy solicitation agent or any other consulting firm to assist us with the proxy process. Instead, our officers or other regular employees may solicit proxies in person, by mail, telephone or facsimile, but will not receive any special compensation for these services.

        The only matters that our Board of Directors knows will be presented at the annual meeting are (i) the election of directors, (ii) consideration of an amendment to the 1992 Employee Stock Purchase Plan, and (iii) consideration of an amendment to the Stock Option Plan for Non-Employee Directors. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ELECTION OF EACH DIRECTOR WHO HAS BEEN NOMINATED, AND IN FAVOR OF APPROVAL OF THE AMENDMENTS TO THE 1992 EMPLOYEE STOCK PURCHASE PLAN AND THE STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS. If you return a signed proxy form and any other matter properly comes before the meeting, the persons named in the proxy form will have authority to vote the proxy in accordance with their judgment.

VOTING RIGHTS AND PROCEDURES

        If you return a proxy in the form solicited with this proxy statement, we will vote your shares in the manner that you have directed in the proxy form. If you complete the proxy form but do not direct us how to vote, your shares will be voted for the election of the nominees for director named in this proxy statement, for the amendment to the 1992 Employee Stock Purchase Plan described below, for the amendments to the Stock Option Plan for Non-Employee Directors, and in the manner the named proxies decide on any other matters properly brought before the meeting. If you “withhold vote for” one or more directors, we will consider your shares present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the election of the directors for whom you have abstained. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote on the matters voted on at the meeting. You may revoke your proxy at any time before the meeting by delivering to our corporate secretary a written notice of termination of the proxies’ authority or a signed proxy bearing a later date.

        You must be a holder of record of our Common Stock at the close of business on March 31, 2006, to be entitled to receive notice of and to vote at the meeting. On March 31, 2006, we had 8,954,184 shares of common stock outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

        We are providing a copy of our Annual Report to Shareholders for the year ended December 31, 2005, with this Proxy Statement. We are mailing this Proxy Statement and a form of proxy on or about April 5, 2006.

PROPOSAL I – ELECTION OF DIRECTORS

        Our Nominating Committee has nominated six persons for election at the Annual Meeting: Steven K. Case, Alex B. Cimochowski, Kathleen P. Iverson, Erwin A. Kelen, Irene M. Qualters and Michael M. Selzer, Jr. Each nominee has served as one of our directors for more than one year. The following information is furnished with respect to each nominee as of March 31, 2006:

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since
Steven K. Case Age 57	Chairman of CyberOptics since September 1995 and Chairman and Chief Executive Officer of Avanti Optics Corporation from May 2000 until February 2003; President of CyberOptics from 1984 until February 1998; adjunct Professor of Electrical Engineering at the University of Minnesota since 1978 and member of University Industry Advisory Board.	January 1984

Kathleen P. Iverson Age 50	President and Chief Executive Officer of CyberOptics since January 2003; President and Chief Operating Officer of CyberOptics from January 2002 until January 2003; Vice President/General Manager, Complete Point Solutions, of Rosemount, Inc., a subsidiary of Emerson Electric Co., from December 2000 to January 2002; Vice President/General Manager, Worldwide Temperature, of Rosemount, Inc. from January 1996 to December 2000.	May 1998

Alex B. Cimochowski †‡+ Age 66	President and owner of Four Peaks Technologies, Inc., a printing company, since November 1996; independent business consultant from September 1995 to November 1996; Chief Executive Officer of Delphax Systems from November 1988 to September 1995.	May 1984

Erwin A. Kelen ‡+ Age 70	President of Kelen Ventures since 1990; President of Datamyte Corporation, a subsidiary of Allen Bradley Co., from 1984 until 1990; Director of Printronix, Inc.	February 1995

Irene M. Qualters †+ Age 56	Vice President, Software Engineering, Ageia, since Oct. 2005; Vice President, Research Information Services, Merck & Company, Inc. from 1999 until October 2005; President of Cray Research, a subsidiary of Silicon Graphics, Inc., and Senior Vice President of Silicon Graphics, Inc. from 1997 to 1998; Vice President of Silicon Graphics, Inc. from 1996 to 1997; Senior Vice President of Cray Research from 1995 until its acquisition by Silicon Graphics, Inc. in 1996.	June 1999

Michael M. Selzer, Jr. ‡†+ Age 53	President, Chief Executive Officer and Director of Optobionics Corp., a medical device manufacturer, since November 2003. Chief Executive Officer of Urologix, Inc., a medical device manufacturer from 1999 to May 2003; Vice President and General Manager–Neurostimulation Business of Medtronic, Inc., a medical device manufacturer, from 1994 until December 1998.	June 1999
_________________
†	Member of Audit Committee
‡	Member of Compensation Committee
+	Member of Nominating Committee

        All nominees elected at the Annual Meeting will serve until the next annual meeting or until their earlier death, resignation, removal or disqualification. The persons named in the accompanying proxy intend to vote the proxies held by them in favor of the nominees named above as directors, unless otherwise directed. Should any nominee for director become unavailable for any reason, the proxies will be voted in accordance with the best judgment of the persons named therein. The Board of Directors has no reason to believe that any candidate will be unavailable.

        In accordance with Minnesota law, directors are elected by a plurality of votes cast. The six nominees receiving the highest number of votes will be elected. The Board of Directors recommends a vote FOR each nominee.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES, AND
OTHER CORPORATE GOVERNANCE MATTERS

Our Board

        Under the Minnesota Business Corporation Act, and our Articles of Incorporation and Bylaws, our business and affairs are managed under the direction of our Board of Directors. Our Board currently consists of six members, all of whom are standing for reelection at the annual meeting. We require that a majority of the members of our Board of Directors be “independent” within the meaning of the requirements of the Nasdaq Stock Market listing standards. Based on information contained in questionnaires completed by each director and otherwise available to us, our Board of Directors has concluded that each of Mr. Cimochowski, Mr. Kelen, Ms. Qualters and Mr. Selzer, constituting a majority of our Board, is independent not only within the meaning of the Nasdaq Marketplace Rules, but within the meaning of the heightened standards applicable to members of an audit committee contained in Section 301 of The Sarbanes Oxley Act of 2002 and Rule 4350(d) of the Nasdaq Marketplace Rules.

        Our Board has long strived to maintain sound corporate governance, consistent with the scope of our operations and the integrity of our personnel. Accordingly, attendance by our Board members at all meetings has been a continuing goal and we devote considerable effort to scheduling meetings so that all directors may attend and may review financial information regarding our quarterly and annual results prior to public release. During the year ended December 31, 2005, we had five regular meetings of the Board and each director attended 100% of the meetings. Our Board also acted by written consent one time during 2005. Our independent directors meet in separate, executive session without management or management directors as part of each regular meeting of the Board and met in executive session five times during 2005.

        We require that all Board members use their best efforts to attend our annual shareholder meeting. All of our directors attended the annual meeting held on May 16, 2005.

Committees of our Board

        Our Board has three committees: An Audit Committee, a Compensation Committee and a Nominating Committee, each of which has a written charter. Copies of the charters for all three committees may be reviewed on our website at www.cyberoptics.com.

                 Audit Committee.   Our Audit Committee assists our Board in overseeing and monitoring our accounting and financial reporting processes, audits of our financial statements, the independence and performance of our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee reviews all interested party transactions and oversees our Code of Conduct. The Audit Committee has sole authority to appoint, determine funding for, retain and oversee our independent auditors and to pre-approve all audit services and permissible non-audit services. It is our policy to present to the entire committee proposals for all audit services and permissible non-audit services prior to engagement.

                 Our Audit Committee currently consists of Mr. Cimochowski (Chair), Ms. Qualters and Mr. Selzer, each of whom is an “independent director” within the meaning of Section 301 of The Sarbanes Oxley Act of 2002 and Nasdaq listing standards applicable to audit committees. Our Board of Directors has identified Mr. Cimochowski and Mr. Selzer as “audit committee financial experts” within the definition established by the Securities and Exchange Commission. The Audit Committee held four meetings during 2005. All members of the Committee attended 100% of the meetings. The report of the Audit Committee is contained on page 14 of this proxy statement.

                 Compensation Committee.   Our Compensation Committee establishes the compensation of our executive officers, including our Chief Executive Officer, administers our stock-based benefit plans, including our 1998 Stock Incentive Plan and our Employee Stock Purchase Plan, and makes recommendations to our Board regarding director compensation. The Compensation Committee currently consists of Mr. Selzer (Chair), Mr. Kelen and Mr. Cimochowski, each of whom is an independent director under Nasdaq listing standards. During 2005, the Compensation Committee held four meetings. All members of the Committee attended 100% of the meetings. The Compensation Committee also acted by written consent two times during 2005. The report of the Compensation Committee on executive compensation is contained on page 6 of this proxy statement.

                 Nominating Committee.   The Nominating Committee identifies individuals qualified to become Board members and recommends to the Board nominees to fill vacancies in membership of the Board as they occur and, prior to each Annual Meeting of Shareholders, recommends a slate of nominees for election as Directors at such meeting. The Nominating Committee currently consists of all of our independent directors, including Mr. Cimochowski, Mr. Kelen, Ms. Qualters and Mr. Selzer.

                 We generally require that each nominee for Director be an individual of the highest character and integrity, have substantial experience which is of particular relevance to CyberOptics, have sufficient time available to devote to our affairs, and represent the best interests of all our stakeholders, including our shareholders. The Nominating Committee has discretion as to the determination of which individuals will best fit these criteria.

                 Although most nominations have originated from recommendations of officers or board members, and all of the nominees for the 2006 annual meeting are currently directors and are being re-nominated as such, the Nominating Committee will consider suggestions from other stakeholders, including shareholders, for nominees for the 2007 annual meeting. Any shareholder who wishes to recommend that a specific individual (other than the shareholder and other than someone who would not be independent under Nasdaq listing standards) be considered for nomination for the 2007 meeting should contact the Board with specific information about the proposed nominee, including an appropriate resume, prior to December 7, 2006. Methods of communicating with our Board are described on our website at www.cyberoptics.com. The Nominating Committee will consider these recommendations, but has absolute discretion as to whether to recommend any individual for nomination. Our Nominating Committee has not established minimum standards for directors, nor has it pre-established objective procedures or processes, other than as described above, for nominations. For the 2006 annual meeting, our Nominating Committee concluded that members of our Board of Directors meet the criteria set forth above, and that, given the current scope of our operations, there is not currently a need for additional expertise on the Board that would justify the expense of additional directors.

Other Corporate Governance Matters: Our Code of Conduct and means of Shareholder Communications with the Board

        Our Code of Conduct, which is posted on our website at www.cyberoptics.com, is applicable to all of our officers, directors and employees, including our senior financial officers.

        We have also established procedures for communication by our shareholders with our directors. Shareholders may send communications by mail to the attention of:

Ethics Officer CyberOptics Corporation 5900 Golden Hills Drive Golden Valley, MN 55416

        You may also send communications by e-mail to board@cyberoptics.com. Our Ethics Officer will review all communications received and provide copies, or summaries, of those communications which are not frivolous or vexatious to the Chair of our Audit Committee for consideration. These procedures may also be found at our website at www.cyberoptics.com.

Compensation of Our Independent Directors

        None of Mr. Cimochowski, Mr. Kelen, Ms. Qualters or Mr. Selzer receives any compensation from us for services other than services in their capacities as members of our Board of Directors or of a committee of our Board of Directors. Each of Mr. Cimochowski, Mr. Kelen, Ms. Qualters and Mr. Selzer is “independent” under the rules of the Nasdaq and the SEC. Effective February 2005, our independent directors receive an annual retainer of $7,500 plus directors’ fees of $1,000 per meeting of the Board of Directors attended in person and $500 per meeting of the Board of Directors attended by conference call, and plus fees of $500 for each meeting of a committee attended that is not associated with a Board meeting. Each of our independent directors also receives an option to purchase 4,500 shares, which is exercisable from the date of grant, at each annual meeting at which the director is elected or reelected. Dr. Case and Ms. Iverson, who are also employees and not independent directors, do not receive any additional compensation for service as Board members.

Executive Officers

        In addition to Ms. Iverson and Dr. Case, our executive officers include:

        Jeffrey A. Bertelsen, 43, started as Vice President—Finance and Chief Financial Officer in July 2005. Before joining CyberOptics, Mr. Bertelsen was Vice President, Finance, Corporate Controller and Treasurer and Assistant Secretary of Computer Network Technology Corporation (“CNT”), a provider of storage networking equipment and solutions. During his ten years at CNT, Mr. Bertelsen held various positions starting as controller in March 1995. Prior to joining CNT, Mr. Bertelsen was a CPA with KPMG LLP.

        Steven J. DiMarco, 42, started as Vice President—Marketing and Strategic Planning in December 2005. Mr. DiMarco was with Emerson Electric for 14 years prior to joining CyberOptics, the last five as Vice President in charge of Emerson’s Electromagnetic & Vortex Flow Meter Business Unit.

        Michael Proulx, 52. Mr. Proulx started as our Director, Systems Operations in September 2000 and was promoted to Vice President—Operations in October 2001. Before joining CyberOptics, Mr. Proulx was Director, Materials of Cummins Power Generation America from August 1998 to January 1999 and prior to that Director, Manufacturing and Information Systems of Fisher-Rosemount Systems from October 1994 to 1999.

EXECUTIVE COMPENSATION

Compensation Committee Report of the Board of Directors

        Our executive compensation policies are recommended and administered by the Compensation Committee of our Board of Directors. The members and duties of the Compensation Committee are described on page 4 of this proxy statement.

        The principal objective of our compensation policy is to increase shareholder value by providing an incentive to our officers and employees to maximize our performance. We have historically set the base salaries of our executives at slightly below industry averages, but provide substantial incentives in the form of bonuses and stock options for increased performance. The Compensation Committee reviews and resets base salary, annual incentive compensation and long-term equity incentives annually. For the year ended December 31, 2005, we made these decisions at a regularly scheduled compensation committee meeting in February 2005. We based the decisions on our compensation policy and on information regarding comparable companies from two sources.

        Salary.   Our Compensation Committee increased the salaries of three of our four executive officers by approximately 3% in 2005 over their salaries in 2004. This increase was consistent with the overall merit increases afforded all employees from 2004 to 2005 and was instituted, despite significantly improved performance in 2004 relative to 2003, based on a recommendation of the executives that they not be treated differently than employees. Dr. Case asked that his salary not be increased because of his substantial holdings of options, and because he believed that his salary increase should be tied to the success of a specific research project. We increased Ms. Iverson’s salary from $235,000 to $242,000: approximately a 3% increase.

        Bonus.   We annually establish a bonus program for each fiscal year that pays bonuses to executives and all employees based on a matrix that is dependent on increases from the prior year in revenue and on the ratio of our net income before interest and taxes to our revenue. We assign target bonuses to executives that pay out as a multiple based on this matrix, with a multiple of one applying when revenue has increased by 25% and when the ratio of net income before interest and taxes to revenue is at least 16%. Although we have in the past also created individual performance milestones, to better foster a commonality of interest among all employees and executives we based all bonuses during the past several years on financial performance under the matrix. Ms. Iverson’s targeted bonus was $95,000 for the 2005 fiscal year. Because the Company’s performance did not meet the threshold for payout under the matrix, no executives received bonuses with respect to fiscal 2005.

        Long-Term Incentive—Options.   We have traditionally used stock options as our primary long-term incentive. Nevertheless, because of the pending impact on operating results caused by options that had not fully vested as of December 31, 2005 and the required implementation of SFAS 123(R) after that date, we have modified our policy with respect to both option grants to new employees, and additional option grants as an incentive to existing employees. Further, because of the level of options they held and because we had not assessed the full impact of existing options under SFAS 123(R), we did not grant across the board options to executives during 2005. Nevertheless, because of exceptional performance during the year ended December 31, 2004, because she had received no options since 2001 and the options she held were becoming fully vested, and because of the relatively low level of her fixed compensation, we granted options to purchase 30,000 shares of our common stock to Ms. Iverson in May 2005.

        The Compensation Committee believes that the compensation program for executive officers during the year 2005 achieved the principal objectives for which it was designed.

Alex B. Cimochowski
Erwin A. Kelen
Michael M. Selzer, Jr.

Summary Compensation Table

        The cash and non-cash compensation that we have paid for the last three fiscal years, or that was earned by, our Chief Executive Officer and each of our other executive officers who received annual cash compensation in excess of $100,000 is detailed in the following table:

					Long-Term Compensation
Name and Principal Position	Year	Annual Compensation			Awards		Payouts	All Other Compen- sation (1)
		Salary	Bonus	Other Annual Comp.	Restricted Stock Awards	Securities Underlying Options(#)	LTIP Payouts
Kathleen P. Iverson	2005	$237,962	—	—	—	30,000	—	$10,220
Chief Executive Officer,	2004	224,904	$184,500	—	—	—	—	7,220
President & Director	2003	219,375	18,000	—	—	—	—	6,720

Steven K. Case (2)	2005	240,000	—	—	—	—	—	3,938
Chairman	2004	235,385	154,050	—	—	—	—	2,552
	2003	222,231	19,500	—	—	50,000	—	2,222

Scott Larson (3)	2005	124,745	3,000	—	—	—	—	5,677
Vice President – Finance	2004	143,116	61,500	—	—	—	—	4,564
and CFO	2003	132,115	9,000	—	—	15,000	—	3,963

Michael Proulx	2005	134,115	—	—	—	—	—	6,487
Vice President – Operations	2004	128,700	57,400	—	—	—	—	4,625
	2003	118,892	6,000	—	—	10,000	—	4,308
_________________
(1)

Includes company contributions to a 401K plan, and $720 paid to each of Ms. Iverson and Mr. Proulx in 2003, 2004 and 2005 for non-participation in our health plan. Includes a car allowance of $3,200 for Ms. Iverson in 2005.

(2)	Dr. Case worked half time for us until February 2003 when he returned as a full-time employee.
(3)	Mr. Larson resigned as Chief Financial Officer on July 26, 2005.

Long-Term Incentive Plan Awards/Employment Agreements

        Other than our Employee Stock Purchase Plan, our Restated Stock Option Plan and the 1998 Stock Incentive Plan, we do not maintain any long-term incentive plans. We do not have any employment agreements with any of the executive officers named in the Summary Compensation Table.

        Stock Options

        We maintain a 1998 Stock Incentive Plan, Restated Stock Option Plan, and a Stock Option Plan for Nonemployee Directors. Our Compensation Committee may grant stock options to our executive officers, other employees and consultants under the 1998 Stock Incentive Plan. The following table sets forth information with respect to options granted during 2005 to the executive officers name in the summary compensation table:

Option Grants in 2005

Name	Options Granted (#)		% of Total Options Granted to Employees in 2005	Exercise Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
						5% ($)	10% ($)
Ms. Iverson	30,000	(2)	28%	$11.42	5/16/2012	$139,473	$325,030
Dr. Case	—		—	—	—	—	—
Mr. Larson	—		—	—	—	—	—
Mr. Proulx	—		—	—	—	—	—
_________________
(1)

Represents the realizable value from the date of grant until termination, without discounting to present value, assuming appreciation in the market value of the common stock from the market price on the date of grant at the rates indicated. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not be achieved.

(2)	Options vest 25% per year commencing one year after grant and expire seven years after the date of grant.

        The following table sets forth information with respect to options exercised by the executive officers named in the summary compensation table during 2005:

Aggregated Option Exercises in 2005 and Option Values as of December 31, 2005

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005 (1)		Value of Unexercised In-the-Money Options at December 31, 2005 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ms. Iverson	5,250	$39,008	68,500	51,250	$237,630	$162,250
Dr. Case	—	—	89,250	43,750	306,022	219,688
Mr. Larson	3,750	16,415	17,250	—	37,415	—
Mr. Proulx	—	—	12,050	6,750	30,694	20,498
_________________
(1)	All of such options are exercisable at a price equal to the fair market value of the Common Stock as reported on the Nasdaq National Market (“Nasdaq”) on the date of grant.
(2)	Represents the difference between the closing price of the Common Stock as reported on Nasdaq on December 31, 2005, and the exercise price of the options.

        Equity Compensation Plan Information

        The following table describes shares of our common stock that are available for purchase under outstanding options, or reserved for issuance under options or other rights that may be granted in the future, under our equity compensation plans:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding those reflected in column (a))
Equity compensation plans approved by security holders

Restated Stock Option Plan	278,825	$11.67	—

1998 Stock Incentive Plan	403,651	11.78	450,921	(1)

Stock Option Plan for Nonemployee Directors	147,500	13.26	9,300

Employee Stock Purchase Plan	N/A	N/A	99,574	(2)

Equity compensation plans not approved by security holders

Options issued to executives and certain other employees upon initial employment (3)	71,200	$11.50	—

Total	901,176	$11.96	559,795
_________________
(1)	In addition to options, shares may be issued in restricted stock awards, performance awards and other stock-based awards.
(2)	Shares are issued based on employees’ elections to participate in the plan.
(3)

Represent options received by executives and certain other employees prior to 2003 upon their initial employment and granted on the same terms as those options granted under equity compensation plans approved by security holders. None of these options qualify as incentive stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under federal securities laws, our directors and officers, and any beneficial owner of more than 10% of our common stock, are required to report their ownership of our equity securities and any changes in ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established by the SEC, and we are required to disclose in this Proxy Statement any delinquent filing of those reports and any failure to file reports during the fiscal year ended December 31, 2005. Based upon information provided by officers and directors, all our officers, directors and 10% shareholders otherwise filed all reports on a timely basis in the 2005 fiscal year.

BENEFICIAL OWNERSHIP

        The following table provides information at February 28, 2006 about the ownership of our common stock by each person known to us to beneficially own 5% or more of our common stock, by each of our directors, by each of our executive officers named in the summary compensation table, and by all our officers and directors as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
LeRoy C. Kopp
Kopp Investment Advisors, LLC and Kopp Holding Company Kopp Holding Company, LLC 7701 France Avenue South, Suite 500 Edina, MN 55435 (2)	618,000	6.9%

T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, MD 21202 (3)	883,887	9.9%

Kern Capital Management LLC 114 West 47th Street, Suite 1926, New York, NY 10036 (4)	479,300	5.4%

Goldman Sachs Asset Management, L.P.
32 Old Slip
New York, NY 10005 (5)	581,685	6.5%

Steven K. Case (6) c/o CyberOptics Corporation 5900 Golden Hills Drive Minneapolis, MN 55416	635,192	6.9%

Alex B. Cimochowski (6)	39,456	*

Kathleen P. Iverson (6)	97,465	1.1%

Erwin A. Kelen	76,000	*

Michael Proulx	13,828	*

Irene M. Qualters	31,500	*

Michael M. Selzer, Jr.	30,150	*

All executive officers and directors as a group (9 persons)	923,591	9.9%
_________________
*Less than 1%
(1)

Includes 220,750 shares for Dr. Case, 31,500 shares for Mr. Cimochowski, 81,000 shares for Ms. Iverson, 36,000 shares for Mr. Kelen, 12,050 shares for Mr. Proulx, 30,500 shares for Ms. Qualters, 27,000 shares for Mr. Selzer, and 438,800 shares for all officers and directors as a group, purchasable upon exercise of options exercisable within 60 days of February 28, 2006.

(2)

Based on an amendment to Schedule 13G filed January 19, 2006. Includes 111,500 shares held by Leroy Kopp, over which he has sole voting and dispositive power, 506,500 shares over which Kopp Investment Advisers, Inc. (“KIA”) has sole voting power, 160,000 shares over which KIA has sole power of disposition and 346,500 shares over which KIA has shared power of disposition.

(3)

Based on an amendment to Schedule 13G filed February 13, 2006 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. Includes 883,887 shares over which sole dispositive power, and 361,377 shares over which sole dispositive power is exercised.

(4)

Based on a Schedule 13G filed February 14, 2006 by Kern Capital Management LLC, and its two controlling members Robert E. Kern, Jr. and David G. Kern, with respect to controlled institutional accounts.

(5)	Based on a Schedule 13G filed January 31, 2006. Includes 581,685 shares over which sole dispositive power, and 468,813 shares over which sole dispositive power is exercised.
(6)

Includes, for Dr. Case 13,000 shares, for Mr. Cimochowski 4,475 shares, and for Ms. Iverson 155 shares, held by a spouse, or directly or in trust for children. Dr. Case disclaims beneficial ownership of shares held by his children.

SHAREHOLDER RETURN

        The following graph compares the cumulative total shareholder return on our common stock from January 1, 2001 through December 31, 2005 with the cumulative total return on a broad market index (the Nasdaq NMS Index) and a peer group index (the Nasdaq Computer and Data Processing Index). In each case, we have calculated the cumulative return assuming an investment of $100 on January 1, 2001, and reinvestment of all dividends.

PROPOSAL II – APPROVAL OF AMENDMENT TO 1992 EMPLOYEE STOCK PURCHASE PLAN

        On February 13, 2006, our Board of Directors adopted, subject to shareholder approval, an amendment to increase the number of shares of common stock available for issuance under our 1992 Employee Stock Purchase Plan by 100,000 shares. There are currently 99,574 shares available for issuance under the purchase plan and we have been issuing between 39,000 and 71,000 shares a year under the plan. We issue shares under the plan annually as of July 31. Accordingly, our Board of Directors concluded that, unless the plan reservation is increased, we may have inadequate shares under the plan to cover the one-year plan period beginning in August of this year.

        We believe the purchase plan remains an attractive means for our employees to accumulate ownership in CyberOptics. Although the plan does result in compensation expense that affects our operating results under SFAS 123(R), we believe that the expense is not disproportionate to the benefit created by the plan and that the plan actually results in a greater proportion of retention by our employees of equity interests in CyberOptics than other stock-based benefits such as options. Because this stock retention aligns the interests of our employees and our shareholders, we believe it provides a valuable incentive.

        The purchase plan was initially approved by our shareholders in 1992 and is administered by our compensation committee. The plan allows participating employees to contribute to the plan payroll deductions of between 1% and 10% of their compensation during a purchase period that begins on August 1 and ends on July 31 of each year. No employee may contribute more than $6,500 to the plan during any purchase period. Contributions by participating employees are used to purchase shares of our common stock at the lower of 85% of the market value of our common stock on the first business day, or the last business day, of the purchase period.

        Participating employees may withdraw from the purchase plan at any time. No participant may purchase more than 10,000 shares, or shares having a market value exceeding $25,000, during any purchase period. If total purchases during a purchase period would result in the sale of more than 100,000 shares under the plan, each participant is allocated a pro rata portion of the 100,000 shares based on the amount of their contributions.

        Any of our employees who have been employed for more than six months and who work more than 20 hours per week or six months per calendar year is eligible to participate in the plan, except that no employee who holds more than 5% percent of our common stock may participate.

        When a participant in the plan terminates employment with us for any reason other than retirement or death, participation by the employee in the plan also terminates and the balance of the participant’s share purchase account will be paid, in cash, to the participant within 30 days. If a participating employee dies or retires, no further contributions are made to the employee’s share purchase account and the balance in the account is used to purchase shares of common stock at the end of the current purchase period or be paid in cash if requested. We do not, however, allow employees to remain in the plan and purchase shares if their retirement is more than 3 months before the date of the end of the current purchase period.

        The purchase plan is scheduled to terminate in 2012. The plan may be amended by our Board of Directors at any time, except that the Board cannot, without shareholder approval, adopt any amendment that (i) would cause Rule 16b-3 under the Exchange Act to become unavailable with respect to the plan, (ii) requires shareholder approval under any rules or regulations of the National Association of Securities Dealers, Inc. or any other applicable securities exchange , or (iii) permits the issuance of common stock before payment in full.

        Contributions by employees to the purchase plan constitute wages taxable as ordinary compensation to the employee, and are deductible as wages by us. Because we believe the plan complies with Section 423 of the Internal Revenue Code, if an employee holds the shares acquired for at least one year, the difference between the market value and the purchase price on the date of purchase should not be taxable to the employee on the date of purchase. When the employee sells the shares more than one year after the date of purchase, the difference between the market value on the first day of the purchase period and the purchase price will be taxable to the employee as ordinary income, and the amount by which the sale price exceeds the amount of income recognized plus the purchase price is capital gain. If an employee sells shares acquired under the plan within one year after acquisition, the difference between market value on the purchase date and the purchase price is ordinary income to the employee and a deduction to CyberOptics.

        Our Board has proposed the purchase plan amendment because it continues to believe that the plan provides a convenient and advantageous way for our employees to make systematic purchases of common stock and therefore to develop a stronger incentive to work for our continued success. The amendment is being submitted to our shareholders for approval in order to comply with the requirements of the Internal Revenue Code of 1986, as amended and with requirements of the Nasdaq Stock Market.

        THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR APPROVAL OF THE AMENDMENTS TO THE PURCHASE PLAN. OUR BOARD RECOMMENDS A VOTE FOR THE AMENDMENT.

PROPOSAL III – AMENDMENTS TO STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

        Our Board of Directors also adopted on February 13, 2006, subject to shareholder approval, an amendment to increase by 75,000 shares the number of shares of Common Stock available for issuance under our Stock Option Plan for Non-Employee Directors. Our director plan is designed in part as a compensatory mechanism that increases the equity ownership of our directors and therefore provides an incentive to work for appreciation in the value of our shares.

        Although the director plan was initially approved in 1989, it was substantially amended to its current form in June 1999 to provide for annual grants to directors, on the date of their re-election, of options to purchase 4,500 shares of our common stock. We have not amended the director plan since 1999 and there remain only 9,300 shares available for grants under the plan. Because we have four non-employee directors who would receive options to purchase a total of 18,000 shares at this year’s annual meeting, if the amendment to the director plan is not approved, we will not have an adequate number of shares under the plan to make automatic grants to directors this year. If the amendment is approved, we believe we will have adequate shares for approximately three additional years (until the scheduled expiration of the plan)

        Under the director plan, we grant to each non-employee director a nonqualified stock option to purchase 4,500 shares of our common stock at each annual meeting of shareholders at which the director is elected or reelected. These options are immediately fully exercisable and remain exercisable for the balance of their term (10 years) upon termination of service as a director, except for termination due to gross or willful misconduct. If a director is terminated for gross or willful misconduct, the options expire immediately.

        We describe in the following table the number of shares subject to options we will grant on May 15, 2006 if the amendment is approved:

NEW PLAN GRANTS

Name and Position	Shares
Alex B. Cimochowski, nominee for director	4,500
Erwin A. Kelen, nominee for director	4,500
Irene M. Qualters, nominee for director	4,500
Michael M. Selzer, Jr., nominee for director	4,500

        All of these options will be fully exercisable on the date of grant and will expire on May 15, 2016.

        Our Board believes that stock options under the director plan remain an important tool for aligning the interests of non-employee directors with the interests of our shareholders and that the amendment is in the best interests of CyberOptics.

        THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF OUR COMMON STOCK THAT IS REPRESENTED AT THE ANNUAL MEETING AND ENTITLED TO VOTE IS NECESSARY FOR APPROVAL OF THE AMENDMENT TO THE DIRECTOR PLAN. OUR BOARD RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT TO THE DIRECTOR PLAN.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        Our management is responsible for our internal controls and our financial reporting process. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

        Our Audit Committee has met and held discussions with our management and our independent accountants. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90.

        Our independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm’s independence. As part of its efforts to ensure the independence of our independent accountants, the Audit Committee maintains a policy requiring the pre-approval by the Audit Committee of all audit services and permissible non-audit services to be provided by the independent accountants, and reviews all services actually performed by the independent accountants in connection with its discussions regarding the continued independence of such accountants. All such services provided in 2005 were approved by the Committee.

        Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Alex B. Cimochowski
Michael M. Selzer, Jr.
Irene M. Qualters

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

        We have engaged PricewaterhouseCoopers LLP to conduct procedures in connection with our quarterly financial statements, to provide tax consulting and to assist us with tax filings and anticipate that we will engage PricewaterhouseCoopers LLP to audit our financial statements at and for the year ending December 31, 2006. It is our policy to formally select independent accountants only after receipt and approval of a final fee proposal for the audit services. Representatives of PricewaterhouseCoopers LLP, which has served as our independent accountants since July 1994, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

        Independent Accountant Fees and Services.

        The following is a summary of the fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the years ended December 31, 2004, and December 31, 2005:

Fee Category	2004 Fees	2005 Fees
Audit Fees	$316,000	$319,000
Audit-Related Fees	42,000	25,000
Tax Fees	85,000	104,505
All Other Fees	—	—

Total Fees	$443,000	$448,505

        Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Audit fees also include work associated with testing required under Section 404 of the Sarbanes-Oxley Act of 2002.

        Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consolidations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, tax consultation concerning treatment of income taxes in U.S. GAAP based financial statements and consultations concerning financial accounting and reporting standards.

        Tax Fees consist of fees billed for professional services for corporate tax return preparation and filing, compliance, tax advice and tax planning, as well as some personal tax preparation services for US personnel working on our behalf overseas. These services include assistance regarding federal, state and international tax compliance, tax audit defense, custom and duties, acquisitions and divestitures and international tax planning.

        All Other Fees (if any) consist of fees for products and services other than the services reported above.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

        Any shareholder wishing to include a proposal in our proxy solicitation materials for our next annual meeting of shareholders must submit the proposal for consideration in writing to our corporate Secretary at our principal executive offices, 5900 Golden Hills Drive, Minneapolis, MN 55416, no later than December 7, 2006.

        Under our Bylaws, in order for business to be properly brought before the next annual meeting by a shareholder, or in order for a nominee for director to be considered at the next annual meeting, the shareholder must give us written notice of the shareholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than December 7, 2006. Each notice must describe the matter, the shareholder who intends to bring the matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.

        Our management will use discretionary authority to vote against any shareholder proposal, or director nominee not made by management, presented at the next annual meeting if: (i) the proposal or nominee has been properly omitted from our proxy materials under federal securities laws; (ii) notice of the proposal or nominee was not submitted to the Secretary at the address listed above by December 7, 2006; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of our voting shares required to carry the proposal or elect the nominee.

GENERAL

        Our Board of Directors does not know of any matters other than those described in this proxy statement that will be acted upon at the Annual Meeting. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas Martin
Secretary

Dated: April 5, 2006

M A K I N G    L I G H T   W O R K

CYBEROPTICS CORPORATION

2006 ANNUAL SHAREHOLDERS MEETING
Dorsey & Whitney
50 South Sixth Street, 15th Floor

May 15, 2006 3:00 p.m.

proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Steven K. Case, Kathleen P. Iverson and Jeffrey A. Bertelsen, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of CyberOptics Corporation, to be held on May 15, 2006, and any adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY
MAIL OR ELECTRONICALLY AS DESCRIBED ON THE REVERSE SIDE.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 12, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/cybe/ — QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 12, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to CyberOptics Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors:	01 Steven K. Case 02 Alex B. Cimochowski	03 Kathleen P. Iverson 04 Erwin A. Kelen	05 Irene M. Qualters 06 Michael M. Selzer, Jr.	☐	Vote FOR all nominees (except as marked)	☐	WITHHOLD AUTHORITY to vote for all nominees
(Instructions: To withhold authority to vote for a specific nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Amendment to Employee Stock Purchase Plan	☐ For	☐ Against	☐ Abstain
3.	Amendment to Stock Option Plan for Non-Employee Directors	☐ For	☐ Against	☐ Abstain
4.	To vote with discretionary authority on any other matter that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.